Exhibit 10.3.1
FIRST AMENDMENT TO LEASE
This First Amendment to Lease (“Amendment”) is made this 29th day of February, 2008 (“Effective Date”) by and between Sobrato Interests, a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 (“Landlord”) and XenoPort, Inc., a Delaware corporation having its principal place of business at 3410 Central Expressway, Santa Clara, California 95051 (“Tenant”).
WITNESSETH
WHEREAS, Landlord and Tenant entered into that certain Lease dated September 24, 2001 (the “Lease”) for the building of approximately 102,759 rentable square feet located at 3410 Central Expressway in Santa Clara, California (“Premises”); and
WHEREAS, as of the Effective Date, Landlord and Tenant wish to amend the Lease to: (i) extend the Lease Term to make it co-terminus with the term of the Lease between Landlord and Tenant to be entered into on or around the date hereof for the adjacent building at 3400 Central Expressway (“3400 Lease”); (ii) specify the Base Monthly Rent schedule during such extension of the Lease Term; and (iii) modify the provisions for determining the Base Monthly Rent due upon Tenant exercising the Option in Section 37(A) of the Lease.
NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties and set forth herein, the Lease is hereby amended as of the Effective Date as follows:
1.	The Lease Term is extended to include the period commencing on December 10, 2011 and ending upon the Expiration Date as defined in the 3400 Lease.

2.	“Expiration Date” for purposes of the Lease shall be defined as the Expiration Date of the 3400 Lease.

3.	The Base Monthly Rent schedule for the Premises during such extended term shall be added to the schedule in Section 4 as follows:
12/10/2011 through 11/30/2012	$196,270 per month

12/01/2012 through the Expiration Date	$202,435 per month
4.	The third sentence of Section 37(A) of the Lease shall be deleted in its entirety and replaced with the following: “If Tenant exercises the Option, each of the terms, covenants and conditions of this Lease except this paragraph shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that the Base Monthly Rent to be paid shall be the greater of (i) $354,817.55, or (ii) ninety five percent (95%) of the Fair Market Rental, as hereinafter defined, for the Premises for the Option Term.”

5.	All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.

6.	Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.
IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord		Tenant

Sobrato Interests a California limited partnership		XenoPort, Inc. a Delaware corporation

By:	/s/ John M. Sobrato	By:	/s/ William J. Rieflin

Its:	General Partner	Its:	President